Exhibit 5(a)

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE

Unilever Capital Corporation

700 Sylvan Avenue

Englewood Cliffs

NJ 07632

USA

Unilever United States, Inc.

700 Sylvan Avenue

Englewood Cliffs

NJ 07632

USA

Unilever PLC

100 Victoria Embankment

London EC4Y 0DY

England

Unilever N.V.

Weena 455

3013 AL Rotterdam

The Netherlands

September 7, 2018

Ladies and Gentlemen:

Unilever Capital Corporation (the “Issuer”)

U.S.$500,000,000 3.000% Senior Notes due 2022 (the “2022 Notes”), U.S.$500,000,000 3.250% Senior Notes due 2024 (the “2024 Notes”), U.S.$500,000,000 3.500% Senior Notes due 2028 (the “2028 Notes” and, together with the 2022 Notes and 2024 Notes, the “Notes”)

Guaranteed by Unilever PLC, Unilever N.V. and Unilever United States, Inc. (“UNUS” and, together with Unilever PLC and Unilever N.V., the “Guarantors”)

We have acted as your special United States counsel in connection with the issuance by the Issuer of the Notes and the giving of the Guarantee by the Guarantors. The Notes and the Guarantees are being issued pursuant to the indenture, dated as of September 22, 2014 (the “2014 Indenture”) among the Issuer, the Guarantors and The Bank of New York Mellon, as successor trustee (the “Trustee”). This opinion is limited to the federal law of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or the laws of any other jurisdiction.

We have examined the 2014 Indenture, the Notes and the Guarantees, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that each of Unilever PLC and Unilever N.V. has the power to execute and deliver the 2014 Indenture and the Guarantees, and perform their respective obligations thereunder, that the 2014 Indenture and the Guarantees have been duly and validly authorized, executed and delivered by Unilever PLC under English law and by Unilever N.V. under Dutch law, that the Notes and the Guarantees conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion:

1                                    Each of UCC and UNUS is a corporation validly existing and in good standing under the laws of the State of Delaware.

2                                    The 2014 Indenture has been duly authorized by each of the Issuer and UNUS, the issue and sale by the Issuer of the Notes has been duly authorized by the Issuer and the issue by UNUS of the Guarantee to be given by it has been duly authorized by UNUS.

3                                    The 2014 Indenture has been duly executed and delivered by UCC and the Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding agreement of the Issuer and each Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4                                    The Notes have been duly executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5                                    The Guarantees constitute valid and legally binding obligations of the Guarantors enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the report on Form 6-K to be submitted by Unilever N.V. on the date hereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours

/s/ Linklaters LLP
Linklaters LLP